Exhibit 99.1

Sports Ventures Acquisition Corp. and DNEG Mutually Agree to Terminate
Business Combination Agreement Due to
Unfavorable Market Conditions

NEW YORK and LONDON – June 16, 2022 – DNEG (“DNEG” or “the Company”), a leading technology-enabled visual effects (VFX) and animation company for the creation of feature film, television and multiplatform content, and Sports Ventures Acquisition Corp. (“Sports Ventures”) (NASDAQ: AKIC), a publicly-traded special purpose acquisition company, announced today that the companies have mutually agreed to terminate their previously announced business combination agreement, effective immediately.

The companies decided to terminate the business combination agreement as a result of current unfavorable SPAC market conditions and other factors.

DNEG recently announced revenue outperformance in a business update with strong year-over-year growth and a record pipeline of new business reflecting unprecedented demand for its visual effects (VFX) and animation services.

Alan Kestenbaum, Chief Executive Officer and Chairman of the Board of Sports Ventures, commented, “Due to current SPAC and equity market conditions, it was mutually determined that the best option for all parties at this time is to terminate the transaction. Namit and his team are leaders in the market, producing stunning and award-winning work that swept the awards this year. DNEG has a bright future and we wish everyone there much success.”

Namit Malhotra, DNEG Chairman and CEO, commented, “Due to the headwinds in the SPAC marketplace and general market volatility, we have decided to terminate our SPAC process with Sports Ventures. Alan and the team at Sports Ventures have been great partners in this process, and we wish them well as they move forward.”

Malhotra continued, “We feel incredibly optimistic about DNEG’s future and the Company continues to demonstrate impressive financial results, with our highest-ever revenue growth announced earlier this week. Our strong pipeline reflects the significant demand for our industry-leading visual effects and animation services, as evidenced by our recently announced multi-year deal extension and VFX services renewal agreement with Netflix through 2025.”

Sports Ventures will consider other acquisition opportunities, subject to market conditions and timing.

Additional information about the termination of the business combination agreement will be provided in a Current Report on Form 8-K to be filed by Sports Ventures with the U.S. Securities and Exchange Commission and available at www.sec.gov.

About DNEG

DNEG (www.dneg.com) is one of the world’s leading visual effects (VFX) and animation companies for the creation of feature film, television, and multiplatform content, employing nearly 7,000 people with worldwide offices and studios across North America (Los Angeles, Montréal, Toronto and Vancouver), Europe (London) and Asia (Bangalore, Chandigarh, Chennai and Mumbai).

DNEG’s critically acclaimed work has earned the company seven Academy Awards® for Best Visual Effects and numerous BAFTA and Primetime EMMY® Awards for its high-quality VFX work. Current and upcoming DNEG projects on behalf of its Hollywood and global studio and production company partners include Bullet Train (July 2022), Black Adam (October 2022), Devotion (October 2022), Shazam! Fury of the Gods (December 2022), Glass Onion: A Knives Out Mystery (2022), The School for Good and Evil (2022), “Super/Natural” (2022), Aquaman and the Lost Kingdom (March 2023), Haunted Mansion (March 2023), The Flash (June 2023), Meg 2: The Trench (August 2023), Nimona (2023), and “The Last of Us” (2023).

About Sports Ventures Acquisition Corp.

Sports Ventures Acquisition Corp. is a blank check company organized with the purpose of effecting a merger similar business combination with a major entertainment powerhouse. Sports Ventures Acquisition Corp. is led by Alan Kestenbaum, businessman and minority owner of the Atlanta Falcons of the NFL. Other leadership members include Robert Tilliss, who brings with him extensive sports and arena expertise, Daniel Strauss, and Steve Horowitz.

Contacts:

Investors

Brett Milotte, ICR

(332) 242-4344

DNEGIR@icrinc.com

Media

Eric Becker, ICR

(303) 638-3469

DNEGPR@icrinc.com

Tony Bradley, DNEG

+44 (207) 268-5000

pr@dneg.com